EXHIBIT 99.1

AmpliPhi Provides Shareholder Update

Bacteriophage-based Antibacterial Therapies to Treat Drug Resistant Infections Advancing towards Human Clinical Studies
2015 Uplisting to Major Exchange Expected

Richmond, VA, USA, Ljubljana, Slovenia, and Sydney, Australia, January 05, 2015 – AmpliPhi BioSciences Corporation (OTCQB: APHB), the global leader in the development of bacteriophage-based antibacterial therapies to treat drug resistant infections, provided an update to shareholders during a teleconference on January 5, 2015. The update confirmed the Company is on track to enter human clinical trials in the second half of 2015 with an optimized bacteriophage product targeting multi-drug resistant Staphylococcus aureus. The Company further reported it is preparing for an up-listing to a major stock exchange.

During the shareholder call, Jeremy Curnock-Cook, Chairman and Interim CEO said “During 2014 AmpliPhi successfully re-established its public reporting status with the SEC and as of last week AmpliPhi’s S-1 registration statement has been declared effective by the SEC. AmpliPhi believes that with the foundation of its reporting status and strong investor base, the company is well placed to embark on the up-listing process to a major stock exchange in 2015.”

Operational highlights:

•	New and first-in-class GMP-ready bacteriophage production facility now fully operational in Slovenia
•	Strong collaborations with Intrexon Corporation (NYSE: XON), the United States Army Medical Research and Materiel Command (USARMRMC), the University of Leicester and the Royal Brompton Hospital, UK
•	Significant advancements in characterizing and optimizing bacteriophage-product pipeline:
o	AmpliPhage-001: AmpliPhi plans to complete optimization of its bacteriophage product candidate to target Pseudomonas aeruginosa in mild to moderate cystic fibrosis with the Royal Brompton Hospital. Preclinical studies are expected to commence in 2015
o	AmpliPhage-002: AmpliPhi and USAMRMC are further developing Staphylococcus aureus target therapy to treat multi-drug resistant strains; clinical trials expected to begin at Walter Reed in 2015
o	AmpliPhage-004: Initial phage characterization demonstrated efficacy against 86% of clinically relevant C. difficile ribotypes in vitro, including the hyper-virulent RT027. Publication expected in 2015.
•	Collaboration with Intrexon to continue focus on ECC programs including Pseudomonas aeruginosa lung functions and Clostridia difficile

Reflecting on the progress made in 2014 and the prospects for 2015, Jeremy Curnock-Cook, Chairman and Interim CEO said,

“Over the course of 2014, AmpliPhi has made a number of significant advancements in characterizing and optimizing its bacteriophage based products to target current, clinically relevant multi-drug resistant species of bacteria. Ampliphi is well positioned to be part of the solution to the urgent need for new treatments for multi-drug resistant bacterial infections, a problem that claims at least 50,000 lives per year in the EU and the US, with hundreds of thousands of more dying in other areas of the world.

“With advances in all of our collaborations and a significant investment in a GMP bacteriophage manufacturing facility, we are well placed to begin our first human clinical studies in 2015. I believe AmpliPhi has established itself as the leading phage company in the world, and am excited about the prospects for the year ahead.”

Pipeline overview:

• AmpliPhage-001

AmpliPhi is developing its Pseudomonas program with the Royal Brompton Hospital, UK. During 2014, AmpliPhi further characterized its bacteriophage product candidate selection to target gram negative Pseudomonas aeruginosa in mild to moderate cystic fibrosis and successfully conducted a meeting earlier this year with the Medicines and Healthcare Products Regulatory Agency. In 2015, AmpliPhi expects to conduct preclinical animal work including a GLP inhalation toxicology study to support an early Phase I/II study in mild to moderate cystic fibrosis. AmpliPhi is currently evaluating a number of nebulizers to identify an appropriate candidate for administration of its phage mixture to the lungs.

• AmpliPhage-002

Throughout 2014, AmpliPhi worked with the USARMRMC and certain groups within, namely the Walter Reed Army Institute of Research, in order to further develop AmpliPhage-002, to target multi-drug resistant Staph aureus, including MRSA and vancomycin resistant Staph aureus.

AmpliPhi has already produced its first batches of bacteriophage in its dedicated facility in Slovenia, commissioned during 2014. The facility is currently awaiting final GMP certification following an initial GMP audit in late 2014. The facility has been reviewed by the US Army, a former FDA inspector and EU regulatory authorities. Under all inspections and audits, including the formal regulatory audit for GMP inspection, the facility did not receive any notices of findings which are expected to delay GMP certification.

AmpliPhi is conducting several preclinical studies and validation studies, which will be completed in early 2015, to ensure proposals to enter human clinical trials are fully supported and validated. On the basis of successful results, AmpliPhi anticipates starting a proof-of-concept nasal decolonization clinical trial at the Walter Reed Institute of Research in the second half of 2015. AmpliPhi may instead also proceed with a more direct approach to better support the Army’s primary interest in wound infections and a streamlined regulatory pathway with a Phase I study to directly pursue topical and wound infections.

• AmpliPhage-004

AmpliPhi and University of Leicester are developing a panel of C. difficile bacteriophages as a targeted treatment against C. difficile infection. During 2014, the teams demonstrated the highly lytic capability of these bacteriophage. University of Leicester reports the phage are able to kill 86% of clinically relevant ribotypes including RT014/020 and RT027, two of the most prevalent and virulent ribotypes of C. difficile. This work and additional work in nonclinical models of C. difficile infection will be published in 2015.

During 2015, AmpliPhi and University of Leicester will continue nonclinical product optimization including phage and host production optimization, formulation development and finalization, and potential combination therapies with antibiotics. These efforts will prepare the product for entry into human clinical studies in 2016.

Financial highlights:

(in million)

	Quarter Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Net income (loss)	$19.4	$(43.9)	$22.8	$(58.3)
Other income (expenses)	$24.3	$(41.6)	$34.0	$(48.5)
Loss from operations	$(4.9)	$(2.3)	$(11.2)	$(9.8)

•	Net income for the quarter and nine months materially impacted by non-cash gains from changes in value of derivatives related to warrants and the conversion feature of Series B preferred stock
•	Operational costs in the third quarter of 2014 increased by 113.5% to $4.9m, compared to $2.3 million in the same period of 2013, due to increased R&D spending in connection to the new GMP bacteriophage production facility, the accrual of payments to certain shareholders as required by the terms of the Stock Purchase Agreement related to the Company’s 2013 equity financing, and a $1.5m severance charge related to the departure of the prior CEO in the third quarter
•	Cash and cash equivalents as of September 30, 2014 decreased by $3.1m to $9.8m (June 30, 2014: $12.9m). Cash usage for the nine months ended September 30, 2014, at $10.6m including capital outlay of $1.1m related to pilot manufacturing facility in Slovenia

A replay of the teleconference will be archived for 60 days on the company’s website at www.ampliphibio.com.

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About AmpliPhi BioSciences
AmpliPhi BioSciences Corporation (OTCQB: APHB) is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. The Company’s product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is collaborating with a number of leading organizations, including Intrexon Corporation (NYSE: XON), the U.S. Army, The Royal Brompton Clinic in London, UK and UK-based University of Leicester, to rapidly advance bacteriophage-based therapies. The Company is US-headquartered in Richmond, Virginia and has primary operations in Ljubljana, Slovenia and Sydney, Australia.

For more information, visit www.ampliphibio.com.

About Bacteriophage
Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defence for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects.

Forward Looking Statements
Statements in this press release about the potential use of bacteriophages to treat bacterial infections, the development of bacteriophage-based therapies and AmpliPhi’s clinical, research and development plans are forward looking statements subject to risks and uncertainties, including without limitation the risk that such therapies may not be successfully developed, will require extensive and expensive nonclinical and clinical testing, may not be safe or efficacious, and may not be approved for marketing by the United States Food and Drug Administration or any foreign regulatory agency. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to AmpliPhi’s business in general, see AmpliPhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, filed with the Securities and Exchange Commission (SEC) on September 12, 2014.